Exhibit 99(a)

         Culp Announces First Quarter Results for Fiscal 2007


    HIGH POINT, N.C.--(BUSINESS WIRE)--Aug. 28, 2006--Culp, Inc.
(NYSE: CFI) today reported financial and operating results for the first quarter ended July 30, 2006.

    Overview

    For the three months ended July 30, 2006, net sales were $62.6 million compared with $62.3 million a year ago. The company reported net income of $132,000, or $0.01 per diluted share, for the first quarter of fiscal 2007, compared with a net loss of $3.9 million, or $0.34 per diluted share, for the first quarter of fiscal 2006. The financial results for the first quarter of fiscal 2007 included $985,000, or $0.08 per diluted share, in restructuring and related charges, after taxes. Excluding these charges, net income for the first fiscal quarter was $1.1 million, or $0.09 per diluted share. The financial results for the first quarter of fiscal 2006 include after-tax restructuring and related charges of $3.3 million, or $0.29 per diluted share. Excluding these charges, net loss for the first fiscal quarter of 2006 was $628,000, or $0.05 per diluted share. (A reconciliation of the net income (loss) and net income (loss) per share has been set forth on Page 5.)
    Robert G. Culp, III, chairman of the board and chief executive officer of Culp, Inc., said, "We are off to a good start for fiscal 2007. We are pleased with our overall year-over-year quarterly sales gain. These improved results reflect the benefits of Culp's transition to a more marketing-oriented company focused on product innovation and changing customer needs. As a result of our strategic initiatives over the last two years in both the mattress fabrics and upholstery fabrics businesses, we have achieved improved profitability in each operating segment. We are encouraged by the progress we have made, and continue to make, as we adapt to a leaner and more agile business model."

    Mattress Fabrics Segment

    Mattress fabric (known as mattress ticking) sales for the first quarter were $21.8 million, a 4.7 percent decline compared with $22.9 million for the first quarter of fiscal 2006. On a unit volume basis, total yards sold decreased by 5.6 percent compared with the first quarter of fiscal 2006. This trend reflects a decline in demand for printed ticking, a less popular category. However, sales of knitted ticking continued to increase, reflecting changing customer demand. Although prices on the key product lines have trended lower, the average selling price of $2.30 per yard for mattress ticking for the first quarter of fiscal 2007 was slightly higher than the average selling price for the first quarter last year, due to the shift in product mix to increased sales of substantially higher priced knitted ticking. Operating income for this segment was $1.9 million, or 8.5 percent of sales, compared with $1.4 million, or 5.9 percent of sales, for the prior-year period.
    "We showed significant improvement in our operating margins over the same period a year ago, reflecting the productivity gains from our $10.0 million capital project implemented over the past 18 months. We also continue to see higher sales and profits in knitted ticking, and we expect this product line to represent a higher percentage of our mattress ticking business in fiscal 2007. We are experiencing a growing trend with our customers to use more knits on the top of the mattress and woven jacquards on the sides. Culp is well positioned to benefit from this trend and we will continue to focus on offering the right product mix to meet customer demand."

    Upholstery Fabrics Segment

    Sales for this segment were $40.7 million, a 3.3 percent increase compared with $39.4 million in the first quarter of fiscal 2006. Total yards sold increased by 6.3 percent, while average selling prices were
3.9 percent lower compared with the first quarter of fiscal 2006. Sales of upholstery fabrics reflect significantly higher sales of non-U.S. produced fabrics, but continued soft demand industry wide for U.S. produced fabrics, driven by consumer preference for leather and suede furniture and other imported fabrics, including an increasing amount of cut and sewn kits. Sales of non-U.S. produced fabrics were $23.5 million in the first quarter, up 103 percent over the prior year period, while sales of U.S. produced fabrics were $17.2 million, down 38 percent from the first quarter of fiscal 2006. Operating income for the upholstery fabrics segment for the first quarter of fiscal 2007 was $1.6 million compared with an operating loss of $380,000 for the same period a year ago. These results reflect continued strong growth in sales and profits of non-U.S. produced fabrics, significantly lower U.S. manufacturing fixed costs and variances, and lower selling, general and administrative expenses.
    Culp remarked, "We are pleased with the favorable trends in our upholstery fabrics segment as we experienced a modest year-over-year quarterly sales gain and an improved operating profit for this segment. These results were driven by the sales of non-U.S. produced fabrics, which have continued to show strong growth trends. Sales of non-U.S. produced upholstery fabrics surpassed sales of U.S. produced upholstery fabrics for the first time. Our customers have continued to aggressively source fabrics produced outside the U.S. and we believe Culp is well positioned to benefit from this growing demand. The ongoing focus of this business will be on the development of new products based on understanding our customer's needs. Additionally, we will continue to vigorously pursue opportunities to expand our capabilities and improve our performance to customers in our China operation.
    "With respect to our U.S. upholstery fabric operations, the improved operating margins demonstrate the aggressive steps we have taken to reduce our manufacturing complexities and improve our cost structure," added Culp. "We continue to focus on creating a sustainable business model that will support the lower customer demand for U.S. produced fabrics. After several years of consolidation activities, Culp has now become a more market driven company with fewer fixed assets and substantially less operating risk going forward. We believe we have made considerable progress toward reaching our target operating model and enhancing our competitive position."

    Balance Sheet

    "Maintaining a strong balance sheet will continue to be an important priority for Culp in fiscal 2007," added Culp. "At the end of the first fiscal quarter, our balance sheet reflects $8.4 million in cash and cash equivalents. Long-term debt now stands at $47.3 million compared with $50.6 million a year ago. As of July 30, 2006, we also have $2.5 million in assets held for sale, which we expect will be sold in fiscal 2007. Additionally, as previously noted, our capital spending plans for fiscal 2007 are modest and not expected to exceed $2.0 million."

    Outlook

    Commenting on the outlook for the second quarter of fiscal 2007, Culp remarked, "While we are encouraged by the progress we have made, the sluggish retail home furnishings market is significantly affecting our business and the industry in general. Overall, we expect our second quarter sales to be approximately 10 percent lower than sales for the second quarter of fiscal 2006. We expect sales in our mattress ticking segment will show a slightly greater decline than the 4.7 percent decline we had in the first quarter. Operating income in this segment, however, is expected to improve over the same period last year due to our growing knitted ticking business and the benefits from our recent capital project. In the upholstery fabrics segment, we expect continued growth in sales of fabrics produced outside the U.S., although not at the same rate as the previous two quarters. However, sales of domestically produced upholstery fabrics will continue to reflect very weak demand, resulting in an estimated 10 to 15 percent overall segment decline year-over-year. Even with sharply lower U.S. sales, we believe the upholstery fabric segment's operating results for the second quarter will show improvement due to higher sales and profitability in our non-U.S. operations, lower manufacturing fixed costs and variances in our U.S. operations, and reduced selling, general and administrative expenses. As a result, we expect to report an operating profit in upholstery fabrics in our second quarter, although at a lower operating margin than the first quarter of fiscal 2007. This compares with an operating loss of $69,000 for the second quarter of fiscal 2006.
    "Considering these factors, we expect the company to report second quarter results in the range of $0.05 to 0.08 per diluted share, excluding restructuring and related charges. This is management's best estimate at present, recognizing that future financial results are difficult to predict because the upholstery fabrics industry is undergoing a dramatic transition and many internal changes are still underway within the company. The actual results will depend primarily upon the level of demand throughout the quarter, the company's progress with respect to restructuring activities for our domestic upholstery fabrics operations and the impact of raw material costs."
    The company estimates that restructuring and related charges of approximately $500,000 ($310,000 net of taxes, or $0.03 per diluted share) will be incurred during the second fiscal quarter. Including the restructuring and related charges, the company expects to report net income for the second fiscal quarter in the range of $0.02 to $0.05 per diluted share. (A reconciliation of the projected net income per share calculation has been set forth on Page 5.)
    In closing, Culp remarked, "Culp is moving forward in fiscal 2007 with a number of difficult steps behind us and a leaner structure on which to operate more profitably. While the marketplace remains very challenging, we believe we are pursuing the right strategies to further enhance the leadership positions we enjoy in both of our operating segments. We are realizing the full benefits of the capital project in the mattress ticking segment and are encouraged by the growth trends in our knitted ticking business. Our non-U.S. produced upholstery fabric business, including our China platform, continues to gain momentum and we are aggressively pursuing opportunities for extending our global market reach and capabilities. With the strategic steps we have taken in our U.S. upholstery fabric operations, we have created a better model to sustain our domestic operations and continue to meet current customer demand. Our primary objective is to restore Culp to profitability in fiscal 2007 and position the company for growth over the long term in today's global marketplace."

    About the Company

    Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company's fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

    This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about the company's future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Changes in consumer tastes or preferences toward products not produced or marketed by the company could erode demand for the company's products. In addition, strengthening of the U.S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Also, economic and political instability in international areas could affect the company's operations or sources of goods in those areas, as well as demand for the company's products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission, including the "Risk Factors" section in the company's most recent annual report on form 10-K.



                              CULP, INC.
                    Condensed Financial Highlights
                              (Unaudited)

                                            Three Months Ended
                                        July 30,           July 31,
                                         2006               2005
                                   ---------------    ---------------
Net sales                          $    62,585,000    $    62,340,000

Net income (loss)                  $       132,000    $    (3,941,000)
Net income (loss) per share:
    Basic                          $          0.01    $         (0.34)
    Diluted                        $          0.01    $         (0.34)
Net income (loss) per share,
 diluted, excluding restructuring
 and related charges(1)            $          0.09    $         (0.05)
Average shares outstanding:
    Basic                               11,672,000         11,551,000
    Diluted                             11,770,000         11,551,000

(1) Excludes restructuring and related charges of $1.2 million
($985,000 or $0.08 per diluted share, after taxes) for the first quarter of fiscal 2007. Excludes restructuring and related charges of $5.3 million ($3.3 million, or $0.29 per diluted share, after taxes) for the first quarter of fiscal 2006.



                              CULP, INC.

          Reconciliation of Net Income (Loss) as Reported to
                      Pro Forma Net Income (Loss)
                              (Unaudited)

                                            Three Months Ended
                                        July 30,          July 31,
                                         2006              2005
                                   ---------------    ---------------
Net income (loss), as reported     $       132,000    $    (3,941,000)
Restructuring and related charges,
 net of income taxes                       985,000          3,313,000
                                   ---------------    ---------------
Pro forma net income (loss)        $     1,117,000    $      (628,000)
                                   ===============    ===============



       Reconciliation of Net Income (Loss) Per Share as Reported
               to Pro Forma Net Income (Loss) Per Share
                              (Unaudited)

                                            Three Months Ended
                                       July 30,            July 31,
                                        2006                2005
                                    --------------    ---------------
Net income (loss) per diluted share $         0.01     $        (0.34)
Restructuring and related charges,
 net of income taxes                          0.08               0.29
                                    --------------     --------------
Net income (loss) per diluted
 share, adjusted                    $         0.09     $        (0.05)
                                    ==============     ==============



     Reconciliation of Projected Range of Net Income Per Share to
           Projected Range of Pro Forma Net Income Per Share
                              (Unaudited)

                                                       Three Months
                                                          Ending
                                                        October 29,
                                                           2006
Projected range of net income per diluted share       $0.02 - 0.05
Projected restructuring and related charges,
 net of income taxes                                          0.03
                                                      ------------
Projected range of pro forma net income
 per diluted share                                    $0.05 - 0.08
                                                      ============



    CONTACT: Culp, Inc.
             Investor Contact:
             Kenneth R. Bowling, 336-881-5630
             or
             Media Contact:
             Kenneth M. Ludwig, 336-889-5161